Exhibit 99.04

Pre Earnings Release – SoftNet Technology Increases Revenue By More Than 38%
In 3rd Quarter 2006

CRANFORD, N.J., July 31, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that they have expanded total revenue by more than 38%.  Preliminary numbers show revenue jumping from approximately $1,093,523 to $1,518,904.  A more detailed explanation of the quarterly results will be released when the Company’s financial statements are filed with the SEC.

Growth continues in all areas of the Company.  Expansion to the Northwest as well as internationally continues. The number of Information Technology Professionals and in-house employees since the beginning of this year has increased from approximately 26 to over 75.  Additional expansion is expected both organically and through strategic acquisitions.

SoftNet has been able build relationships with such companies as: T-Mobile, Network Appliance, Eclipsis Corporation and Comp USA.  The Company maintains offices in the Northeast, Southeast, South and the Northwest regions of the United States.

“Its hard to believe, but we actually eliminated most long term debt and increased sales at the same time,” said Mr. James M. Farinella, CEO of SoftNet Technology. “Also, we not only extended the first quarter growth into the second quarter, but actually increased the rate of growth.  I do not know the percentage of growth that we will experience in the 3rd quarter, but I will say that it again will be phenomenal.”

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com